EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with principal offices at 5090 40th North Street, Suite 400, Phoenix, Arizona 85018 (“NutraCea”) and Olga Hernandez Longan, 22012 N. 36th Way, Phoenix, AZ 85050 (“Employee”) effective as of November 6, 2008 (the “CFO Effective Date”), as follows:

AGREEMENT

1.    Employment. NutraCea wishes to employ Employee and Employee agrees to provide services for NutraCea on the terms and conditions set forth below.

2.    Employment; Scope of Employment. Employee shall be employed as Chief Financial Officer of NutraCea, and shall have the authority, duties and responsibilities as are assigned or modified by NutraCea’s Chief Executive Officer, provided, that such authority, duties and responsibilities shall be commensurate and consistent with Employee’s position as Chief Financial Officer of NutraCea.

2.1    Best Efforts; Full Working Time. Employee agrees to devote her full working time and best efforts to perform her duties hereunder.

2.2    Supervision and Direction of Services. All of Employee’s services hereunder shall be under the supervision and direction of the Chief Executive Officer of NutraCea and the Board of Directors of NutraCea.

2.3    Rules. Employee shall be bound by all the policies, rules and regulations of NutraCea now in force and by all such other policies, rules and regulations as may be hereafter implemented and shall faithfully observe and abide by the same. In the event that there is any conflict between the terms of this Agreement and any of NutraCea’s policies, rules and regulations, the terms of this Agreement shall govern.

2.4    Exclusive Services. During the Term of this Agreement and any extension of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which is competitive with NutraCea’s business operations; provided, however, that this provision shall not preclude or prohibit Employee from holding or obtaining an indirect and passive beneficial ownership, through a mutual fund or similar arrangement, of up to one percent of any publicly-held company which is competitive with NutraCea as long as she does not otherwise promote, participate or engage in the business operations of such company. Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of NutraCea while Employee is employed by NutraCea.

2.5    Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the term of this Agreement and for a period of two (2) year following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors of NutraCea to sever their relationship with NutraCea and accept an employment or an independent contractor relationship with any other business.

3.    Term and Termination; Payments upon Termination.

3.1    Term and Termination. Unless earlier terminated as described below, NutraCea hereby employs the Employee for a period commencing on the CFO Effective Date and ending on November 6, 2011 (the “Term”). The twelve (12) month period commencing on the CFO Effective Date and ending on the day before the one-year anniversary of the CFO Effective Date and each succeeding twelve (12) month period during the Term are each referred to herein as a “Contract Year.” The Term shall be extended automatically for successive one-year terms unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the then-effective Term of such party’s intention not to renew this Agreement. Other than with respect to a termination for Good Reason (as defined below) as to which the requirements of Section 3.1.2 shall apply, Employee agrees to provide written notice of voluntary termination to NutraCea (“Voluntary Termination Notice”) at least ninety (90) days before the effective date of such voluntarily termination (“Voluntary Termination”) and shall specify in such notice a fixed date for the Voluntary Termination. In addition to any other remedies available to NutraCea, if in connection with Employee’s Voluntary Termination Employee does not provide the Voluntary Termination Notice to NutraCea in the time and manner set forth above, all unvested stock options held by Employee, including the Options (as described in Section 4.3 below), shall immediately terminate at the time of Employee’s termination.

3.1.1    Termination for Cause. “Cause” for termination of Employee’s employment shall mean the occurrence of any of the following:

(a)    Employee has breached a material term hereof, which remains uncured for thirty (30) days after a written notice of breach (which notice shall describe the particulars of Employee’s breach in sufficient detail to allow Employee the reasonable opportunity to cure the breach, if susceptible of being cured within such thirty (30) day period) and written demand for performance are delivered to Employee by the CEO or Board;

(b)    Employee has been grossly negligent or engaged in material willful or gross misconduct in the performance of her duties;

(c)    Employee has committed, as determined by the Board of Directors of NutraCea, or has been convicted by a court of law of, fraud, moral turpitude, embezzlement, theft, or dishonesty, or other similar criminal conduct, and such misconduct is committed in connection with Employee’s employment with NutraCea;

(d)    Employee has been convicted by a court of law of a felony involving fraud, moral turpitude, embezzlement, theft, or dishonesty or other similar criminal conduct or a felony that does not comprise misconduct covered by Section 3.1.1(c);

(e)    Habitual misuse of alcohol or drugs; or

(f)    Employee’s breach of the Proprietary Information Agreement attached hereto as Exhibit A, and described in paragraph 6 herein.

3.1.2    Termination for Good Reason.

(a)    Employee may terminate this Agreement for “Good Reason.” As used herein, “Good Reason” means (i) any material breach by NutraCea of this Agreement; (ii) the assignment of duties to Employee by NutraCea that are not consistent or commensurate with and her position as Chief Financial Officer of NutraCea (other than any duties that are consistent and commensurate with a higher position, and not including any reduction in Employee’s duties during any investigation or proceedings initiated by NutraCea in good faith pursuant to Section 3.1.1 with regard to a possible termination of Employee for Cause); (iii) the relocation of Employee’s primary office location to outside of the Phoenix metropolitan area without Employee’s prior consent; (iv) the reduction of Employee’s Base Salary; (v) the failure of NutraCea to obtain at least forty-five (45) days in advance of an event described in Section 4.3.1(x) or (y) an agreement from a successor or purchaser to assume and perform the terms of this Agreement; or (vi) NutraCea’s termination of Employee’s status as Chief Financial Officer of NutraCea.

(b)    In order to terminate this Agreement for Good Reason, Employee shall provide NutraCea with (i) written notice of the Good Reason (which notice shall describe the particulars of NutraCea’s breach in sufficient detail to allow NutraCea the reasonable opportunity to remedy or eliminate the Good Reason(s) if susceptible of being remedied or eliminated); and (ii) shall allow NutraCea thirty (30) days within which to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and NutraCea fails to remedy or eliminate the Good Reason(s) within such thirty-day period, Employee shall be entitled to provide NutraCea with written notice (of not less that thirty (30) days) that Employee is terminating this Agreement as a result of such Good Reason(s).

3.2    Payments upon Termination.

3.2.1    For Cause or Voluntary Termination. Following a termination of this Agreement by NutraCea for Cause, or a Voluntary Termination by Employee, or any other termination by Employee other than for Good Reason or due to her death, Employee shall be entitled to receive in cash payment (less normal and customary deductions and withholdings) an amount equal to all accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination. By way of example, if NutraCea were to terminate this Agreement for Cause on June 30, 2009, Employee would be entitled to receive any compensation she had earned through June 30, 2009, but which had not been paid to her as of June 30, 2009.

3.2.2    Without Cause. Following any termination of this Agreement by NutraCea other than for Cause, or a termination by Employee for Good Reason or due to Employee’s death, Employee (or Employee’s estate) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination, and a lump sum payment (less normal and customary deductions and withholdings) equal to the amount of Base Salary that Employee would have earned if she had remained employed with NutraCea during the remaining portion of the then-current Term of this Agreement. By way of example, if NutraCea were to terminate this Agreement for no Cause on June 30, 2009, Employee would be entitled to receive any compensation she had earned through June 30, 2009, but which had not been paid to her as of June 30, 2009, and an amount equal to the Base Salary that Employee would have earned under this Agreement if she had worked until November 6, 2011.

4.    Compensation; Benefits.

4.1    Salary. Employee shall be paid at a rate which, on an annualized basis, equals two hundred thirty thousand dollars ($230,000) per year, as adjusted pursuant to this Section 4.1 (“Base Salary”). The Base Salary shall be subject to normal payroll withholdings and NutraCea’s standard payroll practices. On the first anniversary of the CFO Effective Date and each anniversary date thereafter , Employee’s Base Salary shall be increased annually by a minimum of a cost of living factor determined as follows: (i) Employee’s Base Salary as of the last day of the prior Contract Year shall be multiplied by a fraction equal to (A) the published Consumer Price Index selected by NutraCea (“CPI”) for the first day of the new Contract Year (“New Year”), divided by (B) the CPI for the first day of the Contract Year immediately preceding such New Year, and (ii) the resulting product shall be added to Employee’s Base Salary, and shall be the Base Salary for the New Year.

4.2    Moving Expense Reimbursement; Bonus Amounts.

4.2.1.    Moving Expense Reimbursement. NutraCea shall pay Employee a moving expense reimbursement of up to Forty Thousand dollars ($40,000) on the CFO Effective Date, but only after Employee has provided to NutraCea evidence of Employee’s commitment to relocate her primary residence to Phoenix, Arizona (for example, an executed lease for residential space or an executed contract to purchase a residential property). Should Employee subsequently fail to relocate her primary residence to Phoenix, Arizona within a reasonable time thereafter, then upon written demand from NutraCea to Employee, Employee promptly shall return such moving expense reimbursement amount to NutraCea.

4.2.2.    Annual Bonus. Employee shall be eligible to participate in any NutraCea bonus program that is applicable to officers of NutraCea as may be adopted and in effect from time to time (subject to the terms and conditions of any such program). In addition, Employee shall be eligible for an annual discretionary bonus of up to one-hundred percent (100%) of her Base Salary, as then in effect pursuant to Section 4.1 (and pro-rated for any partial year), as determined by the NutraCea Compensation Committee or Board of Directors, after first obtaining the recommendations of such third party compensation consultants as may be selected by NutraCea, and the Chief Executive Officer of NutraCea.

4.3    Stock Options. Employee acknowledges that she has received those stock option grants described in Section 4 of the Consulting and Employment Agreement previously entered into by Employee and the Company (“Consulting Agreement”), comprising the “Initial Option” as defined in Section 4.1.1 of the Consulting Agreement and the “Second Option” as defined in Section 4.1.2 of the Consulting Agreement (collectively the “Options”).

4.3.1.    Change of Control. The parties agree that upon a Qualifying Change of Control (as defined below): (i) the Initial Option shall vest and shall be exercisable; and (ii) the Second Option shall vest with respect to the time vesting criteria for such Second Option, but Consultant’s right to exercise the Second Option shall remain subject to satisfaction of the “Performance Vesting Criteria”, as defined in the Initial Option agreement, and the Second Option shall be exercisable if the Performance Vesting Criteria established by NutraCea’s Board of Directors pursuant to the terms of the Second Option have been satisfied. For purposes of this Section 4.3.1, a “Qualifying Change of Control” shall mean (x) the consummation of a merger or consolidation of NutraCea with any other corporation or other legal entity which results in the voting securities of NutraCea outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of NutraCea or such surviving entity outstanding immediately after such merger or consolidation, or (y) the consummation of the sale or disposition by NutraCea of all or substantially all of its assets, and (z) the termination without Cause of Employee’s employment and/or of the employment of Brad Edson, the Chief Executive Officer of NutraCea, within sixty (60) days prior to or ninety (90) days after the occurrence of an event described in item (x) or (y) above.

4.4    Car Allowance. Employer shall provide Employee with an automobile allowance in the amount of Eight Hundred dollars ($800.00) per month, payable in accordance with NutraCea’s payroll periods. Notwithstanding the foregoing, NutraCea shall not be obligated to make any down payments for the purchase of any automobile by or on behalf of Employee.

4.5    Vacation and other Standard Benefits. Employee shall be entitled to four (4) weeks of paid vacation time per year. Employee may not accrue vacation time in excess of such four (4) week maximum. Accrual of vacation time shall be subject to the terms and conditions of NutraCea’s vacation policy. Employee shall be entitled to health benefits in accordance with NutraCea’s standard policies. In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with NutraCea’s standard policies.

4.6    Business Expenses. Employee shall be reimbursed for reasonable business expenses which she incurs in the performance of her duties hereunder, in accordance with NutraCea’s standard reimbursement policies.

5.    Employment Information. Employee represents and warrants to NutraCea that information provided by Employee in connection with Employee’s employment and any supplemental information provided to NutraCea is, to the best of Employee’s knowledge and information after good faith diligence and investigation, complete, true and materially correct. Employee has not omitted any information that is necessary to evaluate the information provided by Employee to NutraCea. Employee shall promptly notify NutraCea of any change in the accuracy or completeness of all such information.

6.    Trade Secrets. Employee acknowledges that NutraCea has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as Exhibit A. Employee has previously executed the Proprietary Information Agreement or agrees to execute NutraCea’s Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7.    Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, and 6 will result in immediate and irreparable injury to NutraCea. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, or 6, NutraCea shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to NutraCea. The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, NutraCea may take any appropriate legal action, including without limitation an action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.    Miscellaneous.

8.1    Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Arizona, excluding its conflict of laws rules, except as such laws may be interpreted, enforced, or pre-empted by federal law.

8.2    Entire Agreement. This Agreement, the Proprietary Information Agreement dated November 6, 2008 and described in Section 6, and the Option agreements referenced in Section 4.3, contain the entire Agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3    Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4    Severability. NutraCea and Employee agree that should any provision of this Agreement be declared or be determined by any court or other tribunal (including an arbitrator) of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5    Intentionally Omitted.

8.6    Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties; provided that such modification shall be ineffective unless in writing and signed by the parties hereto.

8.7    No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by NutraCea with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than NutraCea and Employee shall have any rights whatsoever under this Agreement or to recover damages on account of a breach of this Agreement. No person or entity other than NutraCea or Employee shall have any right to enforce any provision of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of NutraCea or Employee hereunder.

8.8    Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9    Resolution of Disputes.

8.9.1    Resolution of Disputes. NutraCea and Employee agree that, except as otherwise provided herein, any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law ("Dispute"), shall be resolved through binding arbitration, as provided in this Section 8.9.

8.9.2    Binding Arbitration. The provisions of this Section 8.9 shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of a Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Except as provided herein, the arbitration of any Dispute between the parties to this Agreement shall be governed by the American Arbitration Association (“AAA”) Commercial Arbitration Rules (the “AAA Rules”).

8.9.3    Appointment of Arbitrator. Within thirty (30) days of service of a demand for arbitration by a party to this Agreement, the parties shall endeavor in good faith to select from the AAA list of labor and employment arbitrators a single arbitrator, who must be a licensed attorney; if the parties fail to do so within such 30-day period, an arbitrator shall be selected in accordance with the AAA Rules.

8.9.4    Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5    Location of Arbitration. Any arbitration hearing shall be conducted in Phoenix, Arizona.

8.9.6    Applicable Law. The law applicable to the arbitration of any Dispute shall be, as provided in Section 8.1 and the Federal Arbitrator Act (Title 9, US Code, Section 1 et Seq.).

8.9.7    Arbitration Procedures. In addition to any of the procedures or processes available under the AAA Rules, the parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims and/or defenses, including access to relevant documents and witnesses, as determined by the arbitrator(s). In addition, either party may choose, at that party’s discretion, to request that the arbitrator(s) resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute. In the event a party to the arbitration requests that the arbitrator(s) resolve a dispositive motion, the arbitrator(s) shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.9.8    Scope of Arbitrators' Award or Decision. NutraCea and Employee agree that if the arbitrators find any Disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be a reasoned opinion in writing citing facts and law and shall be specific enough to permit limited judicial review if necessary.

8.9.9    Costs of Arbitration; Attorneys’ Fees. NutraCea and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys’ fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10   Acknowledgment of Consent to Arbitration. NOTICE: BY EXECUTING THIS AGREEMENT THE PARTIES AGREE TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND WAIVE ANY RIGHTS THEY MAY HAVE TO HAVE THE DISPUTE DECIDED BY A JUDGE OR A JURY. BY EXECUTING THIS AGREEMENT, THE PARTIES WAIVE THEIR JUDICIAL RIGHTS TO APPEAL. IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE. THE PARTIES’ AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PARTIES REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION TO NEUTRAL ARBITRATION.

8.10    Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

NUTRACEA

/s/ Bradley D. Edson
By: Bradley D. Edson
Title: CEO

Employee:

/s/ Olga Hernandez Longan
Olga Hernandez Longan

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]